


<ARTICLE>    5
<LEGEND>
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION RESTATED TO GIVE EFFECT
TO THE MERGER OF THE REGISTRANT WITH DOCUMAGIX, INC. PRESENTED ON A PRO FORMA
BASIS FOR THE 1996 QUARTERLY PERIODS AS SHOWN.
</LEGEND>
<RESTATED>
<MULTIPLIER> 1,000

<PERIOD-TYPE>               9-MOS <F1>      6-MOS <F1>      3-MOS <F1>
<FISCAL-YEAR-END>           DEC-31-1996     DEC-31-1996     DEC-31-1996
<PERIOD-START>              JAN-01-1996     JAN-01-1996     JAN-01-1996
<PERIOD-END>                SEP-30-1996     JUN-30-1996     MAR-31-1996
<CASH>                              693           1,686           5,229
<SECURITIES>                          0               0               0
<RECEIVABLES>                     2,515<F2>       2,941<F2>       2,187<F2>
<ALLOWANCES>                          0               0               0
<INVENTORY>                       3,040           3,469           3,491
<CURRENT-ASSETS>                  6,346           8,188          11,690
<PP&E>                              579<F2>         473<F2>         303<F2>
<DEPRECIATION>                        0               0               0
<TOTAL-ASSETS>                    7,767           8,752          12,031
<CURRENT-LIABILITIES>             4,876           4,802           6,713
<BONDS>                               0               0               0
<PREFERRED-MANDATORY>             2,726           2,610           2,610
<PREFERRED>                          63              63              63
<COMMON>                             16              18              17
<OTHER-SE>                           83           1,259           2,628
<TOTAL-LIABILITY-AND-EQUITY>      7,767           8,752          12,031
<SALES>                          10,270           7,097           3,807
<TOTAL-REVENUES>                 14,925          10,199           5,484
<CGS>                             8,806           6,257           3,309
<TOTAL-COSTS>                     9,348           6,666           3,508
<OTHER-EXPENSES>                  2,172<F3>       1,258<F3>         657<F3>
<LOSS-PROVISION>                      0               0               0
<INTEREST-EXPENSE>                    0               0               0
<INCOME-PRETAX>                  (3,804)         (2,585)         (1,218)
<INCOME-TAX>                         64               1               0
<INCOME-CONTINUING>              (3,868)         (2,586)         (1,218)
<DISCONTINUED>                        0               0               0
<EXTRAORDINARY>                       0               0               0
<CHANGES>                             0               0               0
<NET-INCOME>                     (3,868)         (2,586)         (1,218)
<EPS-PRIMARY>                     (0.48)<F4>      (0.32)<F4>      (0.15)<F4>
<EPS-DILUTED>                     (0.48)          (0.32)          (0.15)

<F1> The Company changed its fiscal year end from March 31 to a 52-53 week reporting year. The 40-week period from April 1, 1996 to January 4, 1997 is referred to herein as the nine months ended December 31, 1996. Year to date data is for quarters presented.
<F2> Item shown net of allowance, consistent with the balance sheet presentation.
<F3> Item consists of research and development.
<F4> Item consists of basic earnings per share.



